Basket of BRIC
Filed Pursuant to Rule 433
Registration No. 333-126811
June 12, 2007
FX Linked MTN
House of the Year
Barclays Capital
January 2007
No 1 FX
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October 2006
Best EuroMTN house for
FX-linked structures
May 2006
Currency Derivatives
House of the Year
January 2006

“BRIC” - Brazil
Favourable macro developments
Steady easing in Interest Rates and extension in maturities in government debt
Positive ratings news
Agencies are very bullish on Brazil as it aspires to an investment grade rating
Brazilian Real was the best performing currency in recent years
BRL appreciated by 60% in 3 years
According to the World Bank, in 2004, Brazil grew by 4.9%, the highest growth rate in ten years.
In 2005, for the first time in three decades, Brazil is experiencing an external and fiscal equilibrium and low inflation
External Debt Reduction to be replaced with Local Debt
Initiatives to develop the local bond market, of which the elimination of WHT for local bonds
Commodity Focus:
World’s largest producer and exporter of Sugar (20%), Ethanol and Coffee (30%)
Also major player in: Soybean, Cotton, Iron Ore, Corn and many others
Sources: Barclays Capital Research, Bloomberg and the World Bank

“BRIC” – Russia
Very favourable macroeconomic developments
Given the recent rallies in Oil prices, Russia increased its reserves dramatically and started buying back its own Debt to the extent that the
Russian public sector is now a significant net external creditor
Russia’s current account surplus estimated at 12% in 2005
Estimated Central Government Nominal Budget Balance in 2006 to be 4% of GDP, among the highest in Emerging Markets
National savings rate of about 40%
Market liberalisation and better budget management
Many initiatives are taken to open up the Russian market to foreign investment, including Legal and
Tax reforms
High Inflation may cause authorities to let RUB appreciate in nominal terms against basket of world currencies
Commodity Focus:
Russia is a global player in Energy
— Russia has around 6% of total Oil world reserves
— Russia is among the leading exporters of Coal and Natural Gas
Russia is also among the leading exporters of metals, including Aluminium, Tin, Gold, Platinum and
Palladium
Sources: Barclays Capital Research, Bloomberg and the World Bank

One of the fastest growing major economies in the world
Over the last two years, the public sector has improved its financial position
Increase in Savings
Decrease in Borrowing
According to the IMF
FY 06 Indian growth is set to exceed 7.5%, while medium-term growth could reach 8%
Double-digit growth is very accessible, depending on how well structural reforms are implemented.
India is among the top three potential destinations for FDI in a number of surveys
India is aggressively investing in infrastructure, ballooning its expenditures
Nevertheless, it is managing to keep its high credit quality
India’s Stock index witnessed a steady and consistent growth, fuelled by well-performing hi-tech, financial and industrial companies, as shown below
“BRIC” – India
Sources: Barclays Capital Research, Bloomberg and the World Bank

“BRIC” – China
Sources: Barclays Capital Research, Bloomberg and the World Bank
According to the World Bank, fastest growing major economy in the world
Growth of about 9 percent per annum since the late 1970s has helped to lift several hundred million people out of absolute poverty, with the result that China alone accounted for over 75 percent of poverty reduction in the developing world over the last 20 years
From 1994 to 2005, China had current account surpluses every year and capital account surpluses in all years except 1998, when foreign banks sharply reduced their exposure to China in the wake of the Asian crisis
CNY reforms and FX liberalisation
Widening of FX Band: China is expected to widen the CNY intraday volatility trading band from the current +/-
0.3% to +/-1.5%, giving the CNY more room to appreciate as it is expected to do so
Commodity Focus:
China is among the world’s largest producers and consumers (35% of world share) of coal, stating that it will be able to satisfy internal demand by 2006, reducing its vulnerability to Oil and Energy imports
China is the world leader in the production of Aluminium, Tin, Zinc and Lead and among the world leaders in
Copper, Nickel, Sugar, Cotton, Wheat and Corn

“BRIC” – Past Performance
Sources: Barclays Capital Research, Bloomberg and the World Bank
The BRIC Basket has been set to value 100% on June 11, 2007
The BRIC Basket has appreciated over 15% in the last 3 years and over 10% in the last 18 months
80%
85%
90%
95%
100%
105%

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